ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: LB-UBS Commercial Mortgage Trust 2005-C2

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the “Agreement”), dated as of April 11, 2005 executed by and between Structured Asset Securities Corporation II, (as "Depositor"), Wells Fargo Bank National Association, (as “Master Servicer”), Lennar Partners, Inc., (as “Special Servicer”), LaSalle Bank National Association, (as “Trustee”), and ABN AMRO Bank N.V., (as “Fiscal Agent”) as authorized officer of the Master Servicer I certify that (i) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of such Master Servicer under this Agreement has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, such Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year, and (iii) the Master Servicer has received no notice regarding qualification, or challenging the status, of any REMIC pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

Wells Fargo Bank, National Association
“Master Servicer”

/s/ Margaret Gremore
Margaret Gremore
Vice President
Wells Fargo Bank, National Association
Commercial Mortgage